Exhibit 10.4

STREAM GLOBAL SERVICES, INC.

Restricted Stock Unit Agreement

Granted Under 2008 Stock Incentive Plan

This Restricted Stock Unit Agreement (this “Agreement”) is made this [        ] day of [            ], 20[    ] (the “Grant Date”), between Stream Global Services, Inc., a Delaware corporation (the “Company”), and [                    ] (the “Participant”).

1.	Grant and Issuance of Shares.

The Company shall issue to the Participant, and the Participant shall acquire and accept from the Company, subject to the terms and conditions set forth in this Agreement and in the Company’s 2008 Stock Incentive Plan (the “Plan”), [                    ] restricted stock units (individually, an “RSU” and collectively, the “RSUs”). Each RSU represents the right to receive one share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.” The Participant agrees that the Shares shall be subject to (without limitation) the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.	Vesting; Forfeiture.

(a) The RSUs shall vest as to 6.25% of the original number of RSUs at the end of each successive three-month period following the Grant Date until the fourth anniversary of the Grant Date, so long as the Participant continues to be employed by the Company.

(b) Any RSUs that have not vested on or before the date upon which the Participant ceases to be employed by the Company for any reason other than death shall be forfeited to the Company and the Participant shall have no further rights with respect to such unvested RSUs.

(c) In the event that a Participant’s employment with the Company is terminated by reason of the Participant’s death all unvested RSUs shall vest in full as of the date of the Participant’s death.

(d) For purposes of this Agreement, employment with the Company shall include employment with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company.

3.	Distribution of Shares.

(a) The Company will distribute to the Participant (or to the Participant’s estate in the event that his or her death occurs after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after each vesting date, the Shares represented by RSUs that vested on such vesting date.

(b) The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSUs unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”), any RSUs, or any interest therein, that are subject to the forfeiture provisions under Section 2 above, except that the Participant may transfer such RSUs (i) to or for the benefit of any spouse, children, parents, uncles, aunts, nieces, nephews, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such RSUs shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4 and the forfeiture provisions set forth in Section 2 above) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.

5.	Dividend and Other Shareholder Rights.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.	Provisions of the Plan; Reorganization Event.

(a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(b) Upon the occurrence of a Reorganization Event (as defined in the Plan), the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the RSUs were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the RSUs under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the RSUs is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

7.	Withholding Taxes; No Section 83(b) Election.

(a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind (including payroll and social security taxes) required by law to be withheld with respect to the issuance of the RSUs to the Participant hereunder, the vesting of the RSUs, or the issuance of the Shares to the Participant upon vesting of the RSUs. Upon the vesting of the RSUs and issuance of the Shares, the Company may retain that number of whole Shares valued at their fair market value on the date of the event creating such withholding obligation (which shall equal the closing price of the Common Stock on the American Stock Exchange, or any other national exchange if the Common Stock is then listed or quoted on such exchange, on such date or, if such date is not a trading date, on the next following trading date) as is sufficient in the opinion of the Company to satisfy such tax obligations. In the event the withholding tax obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision. Under no circumstances will the Company be required to issue any fractional Shares. If, due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

(b) The Participant acknowledges that no election under Section 83(b) of the United States Internal Revenue Code may be filed with respect to this award.

8.	Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b) Assignment. The Company shall have the right to assign this Agreement, or any portions thereof, including its rights with respect to the forfeiture of the RSUs pursuant to Section 2 above, to any person or persons.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(f) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after mailing, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(f).

(g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(i) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(j) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(k) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(l) Unfunded Rights. The right of the Participant to receive Shares pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of the holder of an unsecured general obligation of the Company.

(m) [The Participant agrees to the receipt, holding and processing of information in connection with the grant, vesting, exercise, taxation and general administration of the Plan and this RSU by the Company or any subsidiary of the Company and any of their advisers or agents and to the transmission of such information outside of the European Economic Area for this purpose.]1

[Signature page follows]

[1]	Included only for employees in certain non-U.S. jurisdictions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STREAM GLOBAL SERVICES, INC.

By:
Name:
Title:
Address:	125 High Street, 30th Floor Boston, MA 02110

[Name of Participant]

Address: